Exhibit 99.1

News	Release

For Immediate Release 10/05/05

Company contacts:

T. Paul Bulmahn, Chairman and President

Albert L. Reese Jr., Chief Financial Officer

713-622-3311 www.atpog.com

ATP Oil & Gas Adopts Shareholder Rights Plan

Houston, Texas– October 5, 2005 (PR Newswire) –ATP Oil & Gas Corporation (NASDAQ: ATPG) announced today that its Board of Directors has adopted a Shareholder Rights Plan (the “Plan”). The Plan, which is similar to those adopted by many other companies, is to enable shareholders to realize the long-term value of their investment in the Company by protecting them from unfair or coercive takeover attempts. The Plan is not being adopted in response to any specific effort to acquire control of the Company, and it is not intended to restrict the Company’s ability to enter into future acquisition transactions. As is typical with these types of plans, the Plan will not prevent a takeover, but should encourage anyone seeking to acquire the Company or a significant portion thereof to negotiate with the Board of Directors.

A dividend distribution of one Preferred Share Purchase Right on each outstanding share of ATP’s common stock will be issued to shareholders of record on October 17, 2005.

Details of the Plan are contained in a report on Form 8-K that the Company will file with the Securities and Exchange Commission on October 5, 2005 and are outlined in a letter that is being mailed to all shareholders of record on October 17, 2005.

About ATP Oil & Gas

ATP Oil & Gas is focused on development and production of natural gas and oil in the Gulf of Mexico and the North Sea. The Company trades publicly as ATPG on the NASDAQ National Market.

Forward-looking Statements

Certain statements included in this news release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. More information about the risks and uncertainties relating to ATP’s forward-looking statements are found in our SEC filings.

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ATP Oil & Gas Corporation	4600 Post Oak Place	Suite 200	Houston, TX 77027	www.atpog.com Page 1 of 1